Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of

June 1, 2026 by and between PAUL MCELHINNEY (“Executive”) and STANDARDAERO, INC., a Delaware corporation (“Company”). Executive and Company are each referred to herein as a “Party,” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Commencing on October 1, 2026 (the “Effective Date”), Company desires to employ Executive in the position(s) described below, and Executive desires to be employed by Company in that capacity;

WHEREAS, Executive acknowledges that in the course of his employment with Company, Executive will have access to and be provided with unique, confidential, and proprietary information and trade secrets of Company which are invaluable to Company and vital to the success of Company’s business; and

WHEREAS, Company and Executive desire to protect such unique, confidential, and proprietary information and trade secrets from disclosure to third parties or unauthorized use to the detriment of Company.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective covenants set forth in this Agreement, and the foregoing recitals (which the Parties agree are material to and are incorporated into this Agreement by this reference), and intending to be legally bound hereby, the Parties agree as follows:

1.
Position and Duties.
(a)
Effective as of the Effective Date and until the end of the Term (as defined below), Executive shall be employed as Chief Executive Officer (“CEO”) of Company. Effective as of January 1, 2027, Executive shall also be appointed to the position of, and shall serve as,

Chairman of the Board of Directors of Company (the “Board”).

(b)
During the Term, Executive shall perform such duties as are customarily performed by, and be authorized to exercise those powers and hold such responsibilities as are customarily exercised and held by, an executive holding the positions set forth in Section 1(a) above in a company the size and nature of Company. Executive will provide his services to Company in a professional manner. Executive represents and warrants to Company that he has no outstanding commitments, including but not limited to any restrictive covenants previously entered into between Executive and any other entity, which would prevent Executive from performing the duties required of him for the positions set forth in Section 1(a) above. Executive agrees to observe and comply with the rules and policies of Company and its subsidiaries applicable to senior executives of Company generally and that are not inconsistent with the terms of this Agreement, as adopted and amended from time to time (each, a “Policy”).

(c)
During the Term, Executive agrees to devote substantially all of

Executive’s working time and attention to the conduct of Company’s business, and to perform

Executive’s duties to Company faithfully, competently, diligently, and to the best of Executive’s ability, subject to, and in accordance with, Company’s policies, rules, ethical standards, and regulations from time to time applicable to senior executives of Company. Executive agrees that Executive shall not, without Company’s prior written consent, render to others services of any kind, whether or not for compensation, or engage in any other business activity that would in any way materially interfere with the performance of his duties under this Agreement, provided, however, that it shall not be a violation of this Agreement for Executive to (a) serve on not-for-profit corporate, civic, or charitable boards or committees; (b) deliver lectures or fulfill speaking engagements; and/or (c) manage personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of Company in accordance with this Agreement and subject to compliance with any non-

competition, non-solicitation, confidentiality and other restrictive covenants to which Executive is subject.

2.
Term. Subject to earlier termination as provided in this Agreement, Company shall employ Executive under the terms of this Agreement beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Term”), which shall be extended on such date and on each subsequent anniversary of such date for an additional one-year period without further action by Executive or Company (together with Initial Term, the “Term”) subject to earlier termination as provided in this Agreement; provided, however, that either Company or Executive may, by written notice to the other given not less than 60 days prior to the scheduled expiration of the Term, as applicable, cause the Term not to extend.

Except for Sections 5 through 10, this Agreement shall terminate automatically at the expiration of the Term. The term “Termination Date” shall mean the termination of Executive’s employment with Company. For the avoidance of doubt, Executive’s service to Company prior to the Effective Date shall not be as an employee or officer of Company.

3.
Place of Performance.
(a)
From the Effective Date until no later than June 30, 2027 (the “Relocation Date”), Executive shall be authorized to perform his services for Company remotely from his current residence or such other place selected by Executive (such period, the “Relocation Period”); provided that Executive will primarily perform his services for Company from the United States and Executive understands and agrees that Executive will be required to travel to Company’s offices from time to time for business purposes during the Relocation Period. Company shall pay or reimburse Executive on an after-tax basis for reasonable, documented and customary commuting and temporary housing costs and expenses incurred by Executive in connection with providing services after the Effective Date in an aggregate amount not to exceed

$75,000, which payment or reimbursement shall be made in calendar year 2027 and as soon as reasonably practicable following the date the cost or expense is incurred (the “Relocation

Expenses”). Company shall also provide Executive a gross-up payment for U.S. federal and state income taxes (calculated as if Executive was a resident of Arizona) incurred with respect to the Relocation Expenses, which payment will be paid in accordance with Treasury Regulation

Section 1.409A-3(i)(1)(v). If Executive incurs a termination of employment by Company pursuant to Section 5(a) for Cause or pursuant to Section 5(d) due to Executive’s resignation from Company without Good Reason, in each case, on or prior to the first anniversary of the

Effective Date, then (x) the net after-tax value of the Relocation Expenses (and the associated tax gross-up described above) shall be promptly repaid by Executive to Company within 30 days following such termination, and (y) Company may, but shall not be required to, offset any amounts required to be repaid under the foregoing clause (x) against any amounts otherwise owed to Executive by Company to the extent that such offset will not cause a violation of, or result in any additional tax or penalty under, Section 409A (as defined below).

(b)
After the Relocation Date, Executive shall work at Company’s Scottsdale, Arizona offices, subject to reasonable business travel requirements, or at such other locations as the Parties may otherwise mutually agree.
(c)
In connection with Executive’s relocation to Scottsdale, Arizona, Company shall pay or reimburse Executive for reasonable costs and expenses associated with two trips to Scottsdale, Arizona for Executive and his spouse for the purpose of locating a primary residence, in an amount of up to $25,000, which payment or reimbursement shall be payable in calendar year 2027, and as soon as reasonably practicable following the date the cost or expense is incurred (collectively, the “Relocation Reimbursement”). Executive will also receive a relocation bonus equal to $100,000 (the “Relocation Bonus”), payable in a single lump sum within 30 days following the Effective Date (subject to applicable taxes and deductions).

Company shall also provide Executive a gross-up payment for U.S. federal and state income taxes (calculated as if Executive was a resident of Arizona) incurred with respect to the

Relocation Reimbursement and Relocation Bonus, which payment will be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). If Executive incurs a termination of employment by Company pursuant to Section 5(a) for Cause or pursuant to Section 5(d) due to Executive’s resignation from Company without Good Reason, in each case, on or prior to the first anniversary of the Effective Date, then (x) the net after-tax value of the Relocation Bonus, the Relocation Reimbursement and the associated gross-up payment(s) shall be promptly repaid by Executive to Company within 30 days following such termination, and (y) Company may, but shall not be required to, offset any amounts required to be repaid under the foregoing clause (x) against any amounts otherwise owed to Executive by Company to the extent that such offset will not cause a violation of, or result in any additional tax or penalty under, Section 409A (as defined below).

4.
Compensation and Related Matters. During the Term, Executive shall be entitled to receive the following as full compensation for services rendered by Executive to Company as CEO under this Agreement.
(a)
Base Salary. Commencing on the Effective Date, as compensation for

Executive’s performance of his obligations hereunder, Company shall pay Executive an annual base salary of $1,100,000 (“Base Salary”), which shall be paid in approximately equal installments in accordance with Company’s regular payroll practices, and from which Company shall make all required deductions and/or withholdings, including for federal and state taxes, and any other deductions authorized by Executive or the law. The Base Salary shall be pro-rated for partial years of employment. The Base Salary shall be subject to annual review by the Board (or its compensation committee), and may be increased, but not decreased. Any increase in

Executive’s Base Salary shall be determined at the sole discretion of the Board, and shall then constitute the Base Salary, as defined in this Agreement.

(b)
Annual Bonus. Commencing on the Effective Date, Executive shall be eligible to receive an annual discretionary performance bonus with respect to each fiscal year

(each, an “Annual Bonus”) at a target of 125% of Base Salary (the “Target Annual Bonus”) and a maximum potential bonus of 250% of Base Salary, with actual payouts based on Company and individual performance in accordance with the overall executive incentive plan in effect for the particular year, payable in the year following the year to which such Annual Bonus relates. The 2026 Annual Bonus shall be pro-rated for the partial year of employment, if applicable.

Executive understands, acknowledges, and agrees that Executive shall not be entitled to any

Annual Bonus amount in the event Executive’s employment terminates prior to the payment of the Annual Bonus, other than as expressly provided in Section 5.

(c)
Long-Term Incentive Plan.
(i)
On the date of this Agreement, Company will grant Executive an option (the “Option”) under Company’s 2024 Incentive Award Plan (as amended and/or restated, the “Plan”) to purchase a number of shares of Company’s common stock equal to (x)

$15,000,000 divided by (y) the per share fair market value of Company’s common stock on the date of grant, as determined in accordance with the Plan (the “FMV”) at an exercise price per share equal to the FMV on the date of grant, provided that, if Executive’s employment with Company as CEO does not commence on or prior to the Effective Date, the Option shall be forfeited automatically for no consideration. The Option will vest in four equal annual installments following the Effective Date, subject to Executive’s continued employment or service with Company. In all respects, the Option will be governed by and subject to the terms of the Plan and a separate stock option agreement to be entered into between Executive and Company in substantially the form filed with the Securities and Exchange Commission (the

“SEC”) on Form 10-K, as revised to reflect the terms of this Agreement.

(ii)
Additionally, on the date of this Agreement, Company will grant Executive an award of a number of restricted stock units (the “RSUs,” and the Options and award of RSUs described in Section 4(c)(i) and 4(c)(ii), together, the “Initial Awards”) equal to

(x) $5,000,000 divided by (y) the FMV on the date of grant; provided that, if Executive’s employment with Company as CEO does not commence on or prior to the Effective Date, the RSUs shall be forfeited automatically for no consideration. The RSUs will vest in four equal annual installments following the Effective Date, subject to Executive’s continued employment or service with Company. In all respects, the RSUs will be governed by and subject to the terms of the Plan and a separate RSU award agreement to be entered into between Executive and Company in substantially the form filed with the SEC on Form 10-K, as revised to reflect the terms of this Agreement.

(iii)
Beginning in 2027, during the Term, Executive will receive equity incentive awards on an annual basis under the Plan during the first six months of each calendar year commencing during the Term (the “Annual LTIP Awards”). The target grant date fair value of the Annual LTIP Awards shall be equal to 500% of Base Salary. The Annual LTIP Award granted in 2027 will be prorated to reflect the portion of 2026 during which Executive was employed by Company. Furthermore, solely in the event that (x) the Termination Date (as defined below) occurs on or after January 1, 2031, (y) the Termination Date occurs due to Executive’s termination of employment by Company without Cause, due to Executive’s resignation for Good Reason or on or following the fifth anniversary of the Effective Date

(subject, in each case, to Executive providing the Board with six months’ prior notice of intent to terminate employment), or due to Company’s non-extension of the Term as provided in Section 2 and (z) the Termination Date occurs prior to the Annual LTIP Grant being made to Executive in the first six months of 2032, then Executive will receive an additional Annual LTIP Award (granted no later than March 15, 2032), which will be pro-rated to reflect the portion of 2031 during which Executive was employed by Company (the “Final Grant”). In addition, if the Final Grant is made after the Termination Date, Executive shall cooperate with Company to ensure that Executive is an eligible “Service Provider” at the time of grant for purposes of the Plan and the vesting provisions of Section 5 will apply to the Final Grant as if the Final Grant was made before the Termination Date. The form (which may be in the form of time-based restricted stock units, performance-based restricted stock units and/or options), timing, amount and other terms and conditions (including vesting terms, which are currently expected to provide for annual vesting over three years of active service) of the Annual LTIP Awards will be determined by the Board in its discretion, provided that the timing and other non-economic terms of the Annual LTIP Awards (other than vesting) will be substantially comparable in the aggregate to those applicable to executive officers generally.

(d)
Sign-On Bonus. Executive will receive a sign-on cash bonus equal to

$1,000,000 (the “Sign-On Bonus”), payable in a single lump sum on the first regular payroll date occurring on or after the Effective Date (subject to applicable taxes and deductions). If Executive incurs a termination of employment by Company pursuant to Section 5(a) for Cause (as defined below) or pursuant to Section 5(d) due to Executive’s resignation from Company without Good Reason (as defined below), in each case, on or prior to the first anniversary of the Effective Date, then (x) the net after-tax value of the Sign-On Bonus shall be promptly repaid by Executive to Company within 30 days following such termination, and (y) Company may, but shall not be required to, offset any amounts required to be repaid under the foregoing clause (x) against any amounts otherwise owed to Executive by Company to the extent that such offset will not cause a violation of, or result in any additional tax or penalty under, Section 409A (as defined below).

(e)
Expenses. During Executive’s employment with Company, Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive’s duties to Company, including air travel, entertainment, parking, and business meetings, incurred and substantiated in accordance with Company’s expense reimbursement Policy. With respect to air travel necessitated by or relating to his duties to Company, Executive shall be permitted to travel via private aircraft for travel in the United

States and Canada or first-class seating. In addition, during the Term, Company shall provide Executive with an automobile allowance of $3,000 per month.

(f)
Employee Benefits. During Executive’s employment with Company,

Executive and Executive’s dependents, to the extent they are eligible, shall be entitled to participate in all medical, dental, vision, retirement, wellness programs, and other employee group insurance and welfare benefit plans, if any, made available by Company to similarly situated executive officers, all in accordance with Company’s policies concerning such plans.

Executive acknowledges and agrees that the cost and benefits of such plans may vary with duties, salary, and length of employment, and that any questions concerning eligibility, coverage, or duration shall be governed by the terms of the plans or policies. Executive further acknowledges and agrees that Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated employees employed by Company.

(g)
Paid Time Off. Executive shall be entitled to 31 calendar days of paid time off in each calendar year of employment with Company in accordance with Company’s paid time off Policy. Executive agrees that during any period of paid time off, Executive shall continue to provide services to Company as may be reasonably necessary in order to perform his duties and responsibilities under this Agreement.

(h)
Key Person Insurance. At any time during the Term, Company shall have the right to insure the life of Executive for Company’s sole benefit. Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

5.
Termination.
(a)
Termination for Cause. Notwithstanding anything to the contrary in this Agreement, this Agreement, the Term and Executive’s employment with Company may be immediately terminated by Company for Cause upon written notice to Executive. Upon any termination pursuant to this Section 5(a), Executive shall be entitled to be paid his Base Salary to the Termination Date, and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Termination Date and any vested benefits not otherwise forfeited as a result of termination for Cause).

(i)
For purposes of this Agreement, “Cause” shall mean:

(1) Executive’s conviction of, or plea of guilty or nolo contendere to, any felony; (2) Executive’s engagement in any act involving gross misconduct that is materially injurious to Company and its subsidiaries; (3) Executive’s willful and continued breach of, or failure substantially to perform under or comply with, Section 6 of this Agreement; (4) Executive’s willful refusal to substantially to perform Executive’s job duties or responsibilities that continues after receipt of written notice requesting such performance; (5) Executive commits or knowingly has committed a material breach of any laws or regulations that has a material adverse effect on Company’s business; and (6) Executive becomes disqualified by final legal judgment from being a director of Company, provided, however, that with respect to clause (3) above, Executive will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by Company or the Board not to be susceptible to cure, in which case termination shall be deemed to be immediate), and provided, further, that such 30 day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Executive’s subsequent cure of same.

(b)
Termination Due to Death or Total and Permanent Incapacity. In the event of Executive’s death or Total and Permanent Incapacity following the Effective Date and before the termination or expiration of the Term, Executive or Executive’s estate, as the case may be, shall be entitled to the following:

(i)
any accrued but unpaid Base Salary through the Termination Date in accordance with Company’s regular payroll practices;
(ii)
reimbursement for unreimbursed business expenses properly incurred by Executive, payable in accordance with Company’s expense reimbursement Policy;
(iii)
any accrued but unused paid time off in accordance with Company policy, payable on the pay date immediately following the date of Executive’s termination in accordance with Company’s regular payroll practices or on such earlier date as may be required by law;
(iv)
all other vested payments, vested benefits or vested fringe benefits to which Executive is entitled to under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant;
(v)
any earned but unpaid Annual Bonus with respect to the calendar year ending on or preceding the Termination Date, payable on the otherwise applicable payment date (collectively, payments in Section 5(b)(i) through 5(b)(v) hereof, the “Accrued Benefits”); and
(vi)
(i) any unvested equity or equity-based awards granted under any equity compensation plan of Company that vest solely based on the passage of time will become immediately vested as of the Termination Date and (ii) any equity or equity-based awards granted under any equity compensation plan of Company that vests in whole or in part based on the attainment of performance-vesting conditions shall remain outstanding and eligible to vest upon the attainment of the applicable performance goals following the completion of the applicable performance period pursuant to the terms of the applicable award agreement (without regard to any continued service requirement), and such awards, to the extent vested, shall be settled in accordance with the terms of the applicable award agreement governing such awards. Any vested options shall remain exercisable until the earlier of (x) 36 months following the

Termination Date and (y) the expiration of the full term of such option, subject to earlier termination in connection with a corporate transaction.

(vii)
For purposes of this Agreement, “Total and Permanent Incapacity” shall mean such physical or mental condition of Executive, including, without limitation, alcoholism or drug addiction, which renders Executive incapable of performing the duties or obligations required under this Agreement for a period in excess of 180 days consecutive days or 270 days, in any 365 day period, with or without any reasonable accommodation. Company shall comply with the Americans with Disabilities Act and any other applicable federal or state laws in making a determination whether Executive’s condition constitutes Total and Permanent

Incapacity.

(c)
Termination by Company Without Cause or by Executive for Good Reason. In the event of a termination (x) of this Agreement by Company without Cause between the date hereof and before the Effective Date, (y) of employment by Company without Cause following the Effective Date, or (z) of employment by Executive for Good Reason following the Effective Date, Company shall pay or provide Executive with the following:
(i)
the Accrued Benefits; and
(ii)
subject to Executive’s execution and non-revocation by Executive within 45 days following the Termination Date of a waiver and release agreement containing standard terms in the form attached hereto as Exhibit A (and such waiver and release agreement becoming effective):

(A)
a cash payment equal to 1.5 times the sum of (x)

Executive’s then-current Base Salary (disregarding any reduction in Base Salary not approved by Executive) and (y) Executive’s then-current Target Annual Bonus, payable in a single lump sum in accordance with Company’s regular payroll practices within 60 days following the Termination Date, subject to applicable withholding and other taxes; provided, however, that if the termination described in this Section 5(c) occurs within 24 months following, or six months prior to (and in connection with), a Change in Control, such cash payment shall instead be equal to 2.0 times the sum of (x) and (y);

(B)
a cash payment equal to the product of (i) the Annual Bonus, if any, Executive otherwise would have earned for the calendar year that includes the Termination Date had no such termination occurred, based on actual achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days Executive was employed by Company during the year of termination and the denominator of which is the number of days in such year, payable on the date the Annual Bonus for the year of termination would otherwise have been paid;

(C)
if Executive timely elects to receive continued medical, dental or vision coverage under one or more of Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans (less the amount Executive would have had to pay to receive group health coverage for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the

Termination Date) during the period commencing on Executive’s Separation from Service and ending upon the earliest of (i) the 18-month anniversary of Executive’s Separation from Service, (ii) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (iii) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify Company of such eligibility). Notwithstanding the foregoing, if Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue

Executive’s and Executive’s covered dependents’ group health coverage in effect on the Termination Date (which amount shall be based on the premium for the first month of COBRA coverage), less the amount Executive would have had to pay to receive group health coverage for Executive and Executive’s covered dependents based on the cost sharing levels in effect on the Termination Date, which payments shall be made regardless of whether Executive elects COBRA continuation coverage and shall commence in the month following the month in which the Termination Date occurs and shall end on the earlier of (X) the last day of the Severance Period, (Y) the date that

Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive healthcare coverage from a subsequent employer (and Executive agrees to promptly notify Company of such eligibility); and

(D)
(i) any unvested Initial Awards will become immediately vested as of the Termination Date, (ii) any other unvested equity or equity-based awards granted under any equity compensation plan of Company that vest solely based on the passage of time will become immediately vested as of the Termination Date as to the portion of such awards that was scheduled to vest on or prior to the second anniversary of the Termination Date (provided that, solely if the Termination Date occurs on or following the fifth anniversary of the Effective Date (or if a Change in Control has

occurred prior to the Termination Date), any unvested equity or equity-based awards granted under any equity compensation plan of Company that vest solely based on the passage of time will become immediately vested as of the Termination Date) and (iii) any equity or equity-based awards granted under any equity compensation plan of Company that vests in whole or in part based on the attainment of performance-vesting conditions shall remain outstanding and eligible to vest upon the attainment of the applicable performance goals following the completion of the applicable performance period pursuant to the terms of the applicable award agreement (without regard to any continued service requirement); provided, however, that if the termination described in this Section 5(c) occurs within 24 months following, or six months prior to (and in connection with), a Change in Control, all performance-based equity awards shall become immediately vested and no longer subject to forfeiture, calculated, without proration, based on the greater of (A) 100% of target or (B) actual performance, and shall be settled in accordance with the terms of the applicable award agreement governing such awards.

Any vested options shall remain exercisable until the earlier of (x) 36 months following the Termination Date and (y) the expiration of the full term of such option, subject to earlier termination in connection with a corporate transaction.

(iii)
For purposes of this Agreement, “Change in Control” means a transaction defined or treated as a “Change in Control” under the Plan.
(iv)
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s prior written consent, unless such events are corrected in all respects by Company within 30 days following Executive’s written notification to Company of the occurrence of any such event(s): (1) a reduction in Executive’s Base Salary or Target Annual Bonus; (2) the assignment of duties and responsibilities materially inconsistent with Executive’s status as the Chief Executive Officer of Company or a material reduction in Executive’s title, duties, authorities, or responsibilities; (3) a breach by Company of a material term of any of its obligations under this Agreement; (4) the removal of Executive from the Board by Company (other than for Cause) or the failure to nominate Executive to serve on the Board; or (5) a relocation of Executive’s primary work location by more than 50 miles from its then current location. Executive shall provide Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances and actually terminates employment within 30 days following the expiration of Company’s 30-day cure period described above if the applicable condition has not been cured.

(d)
Termination by Executive without Good Reason. Consistent with the at-will nature of Executive’s employment hereunder, Executive may immediately terminate his employment with Company (and the Term) at any time without Good Reason. Except as provided in Section 5(f) below, in the event Executive elects to terminate his employment with Company, Executive shall provide the Board with six months’ prior notice of intent to terminate employment with Company, Company reserves the right to require Executive to take garden leave from the date of notice until the Termination Date. In the event that Executive terminates his employment under this Section 5(d), and except as provided in Section 5(f) below, Executive shall be entitled to be paid only his Base Salary through the Termination Date and any earned but unpaid Annual Bonus with respect to the calendar year ending on or preceding the Termination Date, payable on the otherwise applicable payment date, and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Termination Date and any vested benefits not otherwise forfeited as a result of such termination). Notwithstanding the foregoing, if such termination occurs after the expiration of the Initial Term (and subject to Executive providing the Board with six months’ prior notice of intent to terminate employment), (i) any unvested equity or equity-based awards granted under any equity compensation plan of Company that vest solely based on the passage of time will become immediately vested as of the Termination Date and (ii) any equity or equity-based awards granted under any equity compensation plan of Company that vests in whole or in part based on the attainment of performance-vesting conditions shall remain outstanding and eligible to vest upon the attainment of the applicable performance goals following the completion of the applicable performance period pursuant to the terms of the applicable award agreement (without regard to any continued service requirement). Any vested options shall remain exercisable until the earlier of (x) 36 months following the Termination Date and (y) the expiration of the full term of such option, subject to earlier termination in connection with a corporate transaction. The occurrence of (i) a material breach of Section 6(c) or 6(e) that causes demonstrable damage to Company or (ii) a breach of Section 6(a) or (b) (which, if curable, remains uncured within 30 days of written notice by Company) shall, in each case, result in immediate forfeiture of any then-unvested performance-based awards and any then-unexercised options. The Parties agree that a violation of Section 6(a) that has not caused a material injury to Company and its subsidiaries may be cured by termination of service with the competitor party.

(e)
Termination As a Result of Company Non-Renewal. In the event of a termination as a result of Company’s non-extension of the Term as provided in Section 2, Company shall pay or provide Executive with the following payments and benefits (and shall not receive payments or benefits under Section 5(c)):
(i)
the Accrued Benefits; and
(ii)
subject to Executive’s execution and non-revocation by Executive within 45 days following the Termination Date of a waiver and release agreement containing standard terms in the form attached hereto as Exhibit A (and such waiver and release agreement becoming effective):

(A)
a cash payment equal to the product of (i) the Annual Bonus, if any, Executive otherwise would have earned for the calendar year that includes the Termination Date had no such termination occurred, based on actual achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days Executive was employed by Company during the year of termination and the denominator of which is the number of days in such year, payable on the date the Annual Bonus for the year of termination would otherwise have been paid; and

(B)
(1) any unvested equity or equity-based awards granted

under any equity compensation plan of Company that vest solely based on the passage of time will become immediately vested as of the Termination Date and (2) any equity or equity-based awards granted under any equity compensation plan of Company that vests in whole or in part based on the attainment of performance-vesting conditions shall remain outstanding and eligible to vest upon the attainment of the applicable performance goals following the completion of the applicable performance period pursuant to the terms of the applicable award agreement (without regard to any continued service requirement). Any vested options shall remain exercisable until the earlier of (x) 36 months following the Termination Date and (y) the full term of such option, subject to earlier termination in connection with a corporate transaction. The occurrence of (i) a material breach of Section 6(c) or 6(e) that causes demonstrable damage to Company or

(ii) a breach of Section 6(a) or (b) (which, if curable, remains uncured within 30 days of written notice by Company) shall, in each case, result in immediate forfeiture of any then-unvested performance-based awards and any then-unexercised options. The Parties agree that a violation of Section 6(a) that has not caused a material injury to Company and its subsidiaries may be cured by termination service with the competitor party.

(f)
Suspension. During the Term, Company shall have the right to suspend

Executive for up to 30 days with full compensation and benefits to investigate any credible claim that Executive has engaged in a “Cause” event.

(g)
Compensation and Benefits Upon Termination. Except as otherwise expressly provided herein, all of Executive’s rights to Base Salary, Annual Bonus, benefits, and any other compensation hereunder which accrue or become payable after Executive’s termination of employment with Company shall cease upon such termination, other than those expressly required under applicable law or as set forth in this Agreement.

(h)
Return of Company Property. Executive agrees that, upon termination of Executive’s employment with Company, Executive shall promptly return to Company all Company property which is then, or thereafter comes into, in Executive’s possession, whether or not such property constitutes Confidential Information (as defined in Section 6(c) below), as well as all physical property of Company, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data, and all copies of the forgoing, as well as any other materials or equipment supplied to Executive by Company.

(i)
Section 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive, or otherwise to or for the benefit of Executive, whether pursuant to the terms of this Agreement or any other plan, equity-based award, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than

(2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of

Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A (as defined below), (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. All determinations regarding the application of this Section 5(i) shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by Company (the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 5(i), the excess amount shall be returned immediately by Executive to Company.

6.
Restrictive Covenants. Executive agrees that Company’s products, services, and designs are unique, and that Company has a legitimate business interest in protecting its relationship with its clients, potential clients, its Confidential Information (as defined below in Section 6(c)), its goodwill, and its investment in its employees, including Executive himself. Company, therefore, is unwilling to enter into and perform this Agreement unless Executive enters into the agreements contained in this paragraph and its subsections. To induce Company to enter into this Agreement, Executive agrees as follows:

(a)
Non-Competition. Recognizing and acknowledging the highly competitive, national, and international nature of Company’s business activities, during

Executive’s employment with Company and for a period of 24 months after the Termination Date, regardless of the reason(s) for termination, Executive will not, directly or indirectly, compete with Company by working for, as an employee, consultant, advisor, independent contractor, or in any other capacity, any business, group, entity, person, governmental unit, or other party, in each case, (i) that is located in, provides services in, or sells products within the Restricted Territory and (ii) that engages in business of developing products or providing services with the same or similar functionality to the products or services developed or under development by Company prior to and during the term of Executive’s employment with

Company, including, but not limited to, aircraft MRO and related services. “Restricted Territory” shall mean each city, county, state, territory and country in which Company is engaged in or has plans to engage in business prior to and during the term of Executive’s employment with Company. Executive further agrees not to develop or assist others in developing products or services with the same or similar functionality to the products or services developed or under development by Company prior to and during the term of Executive’s employment with

Company. Executive further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. Executive also acknowledges and agrees that this covenant will not preclude

Executive from becoming gainfully employed following termination of employment with Company. If Executive violates the obligations contained in this Section 6(a), the time period herein shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

(b)
Non-Solicitation.
(i)
Customers. Executive agrees that during Executive’s employment with Company and for a period of 24 months after the Termination Date, regardless of the reason(s) for termination, Executive shall not, either for Executive or for any other person, business, or entity, for any reason, either directly or indirectly, call on or attempt to call on,

contact or attempt to contact, solicit or attempt to solicit, assist in the solicitation of or attempt to assist in the solicitation of, take away or attempt to take away, divert away or attempt to divert away, any Customer of Company, including but not limited to any Customers who become

Customers of Company through Executive’s efforts or contacts, for the purpose of providing similar products or services as provided by Company. For the purpose of this Section 6,

“Customer” means any person, company, business, governmental unit, or other entity that is or was an actual or prospective customer of Company during Executive’s employment with Company.

(ii)
Employees of Company. Executive agrees that during Executive’s employment with Company and for a period of 24 months after the Termination Date, regardless of the reason(s) for termination, Executive shall not solicit, encourage, influence, induce, or cause others to solicit, encourage, influence, or induce any Company employee to terminate their employment relationship with Company, or solicit, induce, hire, seek to hire, and/or offer employment to any Company employee, either as an employee, consultant, advisor, or independent contractor.

(c)
Non-Disclosure of Confidential Information. Executive acknowledges that

(i) Company’s business is “relationship-based;” (ii) through great effort and at incalculable expense, Company has developed and maintained invaluable business relationships (contractual and prospective) with Company’s Customers, as well as service and product providers and vendors, and individuals who are employed by or represent the foregoing (collectively, “Business Relationships”); and (iii) in the course of his employment with Company, Executive will become aware of and familiar with proprietary, secret, and other Confidential Information relating to Company’s business. For purposes of this Agreement, “Confidential Information”

shall mean any and all knowledge, data or information relating in any way to Company or its business, whether generated by Company or obtained from a third party, including, but not limited to, information concerning internal business operations, financial results of operations, contractual and prospective Business Relationships, financial data and records, marketing procedures, Customer lists, prospective customer lists, information, and requirements, vendor lists, information, and requirements, compilations of information, computer software code and programming strategies and techniques, methods of doing business, design systems, business and marketing plans, know-how, trade secrets and other proprietary information and data, and other documents and information that are used in the operation, technology, and business dealings of Company, however such information is embodied and irrespective of whether it is labeled as “proprietary” or “confidential”, but does not include information which is or becomes available in the public domain other than through any unauthorized disclosure by or fault of Executive.

Executive covenants and agrees that all of the foregoing information is required to be maintained in confidence for the continued success of Company. Executive covenants and agrees that

Confidential Information is and will remain the sole and exclusive property of Company and will remain the sole and exclusive property of Company after the termination of his employment, and that he will not, without the prior written consent of Company, while employed, or at any time after termination of employment, directly or indirectly, (v) make any use of Confidential Information except as may be required in the course of his employment hereunder; or (w)

disclose or otherwise divulge such any Confidential Information to any third party, except as is reasonably necessary in furtherance of his employment duties hereunder or as required by legal process. In the event Executive is required by legal process to disclose any Confidential

Information, he shall give prompt notice thereof to Company to allow Company to object to such process, obtain a protective order or take other reasonable action. Without limiting the generality of the foregoing, Executive agrees that Company has agreements with other persons that may include obligations or restrictions regarding the confidential treatment of such persons’

proprietary or confidential information. Executive agrees to be bound by all such obligations and restrictions made known to him and to use reasonable best efforts to comply with such obligations. Nothing in this Agreement shall prevent Executive from (i) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and

Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, as well as any agency’s inspector general or any attorney general, without notifying or seeking permission from Company, (ii) exercising any rights Executive may have under Section 6 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful.

(d)
Notification to Subsequent Employer. If, following termination of

Executive’s employment with Company, Executive accepts other employment or enters into a business relationship with any business or entity that Company reasonably believes competes with Company, Executive expressly authorizes and consents to Company informing such competing business of the terms of Section 6 of this Agreement by written notice.

(e)
Non-Disparagement. During Executive’s employment with Company and thereafter in perpetuity, Executive shall not disparage, criticize, or otherwise make derogatory statements, comments or remarks (whether oral or written) regarding Company, its successors,

directors, officers, employees, Customers or suppliers; provided, however, that nothing in this Section 6 shall prohibit Executive from making truthful oral or written statements (i) to correct inaccurate or misleading statements made about Executive, (ii) in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings and for the purposes of defending against or bringing any claim in connection therewith), or (iii) for the purpose of exercising legal protected rights to the extent such rights cannot be waived by agreement. Company agrees that, at the time of Executive’s termination of employment with Company,

Company shall instruct Company’s then-current officers and members of the Board to not make any statement or other communication to any third party or in social media which impugns or attacks, or is otherwise critical of, the reputation, business or character of Executive.

(f)
Reasonableness and Remedies. Executive agrees that the length of time and geographic restrictions in Section 6(a) and Sections 6(b)(i) and 6(b)(ii) are necessary and reasonable and were specifically negotiated with Company. Executive further acknowledges and agrees that the restrictions set forth in Section 6 of this Agreement are reasonable and necessary to protect Company’s protectable interests, including but not limited to its near-permanent relationships with its Customers, vendors, and referral sources, which Executive agrees are sufficient for protection under applicable state law, that any violation thereof would result in substantial and irreparable injury to Company, and that Company may not have an adequate remedy at law with respect to any such violation. Accordingly, Executive agrees that, in the event of any actual or threatened violation thereof, Company shall have the right to obtain, in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof. If Executive violates the obligations contained in Section 6(a), the applicable time period shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

(g)
Blue Pencil Provision. Executive agrees that he has carefully read and considered the covenants and restrictions set forth in this Section 6, and acknowledges they are fair and reasonable and are reasonably required to protect the legitimate business interests of Company and do not prevent him from earning a livelihood. Executive agrees that, if the scope of enforceability of any or all of the restrictive covenants set forth in this Agreement is overbroad, a court may limit or restrict the covenant(s) to the extent it believes to be reasonable under the circumstances existing at that time.

(h)
Other Covenants. The provisions set forth in this Section 6 shall apply in addition to (and do not supersede) restrictions set forth in any other agreement by and between Executive and Company (or an affiliated entity thereof).
(i)
Notice of Rights. Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.

(j)
Definitions. As used in this Section 6 and Section 7, the term “Company” shall include Company and its direct and indirect parents and subsidiaries.
7.
Intellectual Property.
(a)
The term “Proprietary Rights” as used in this Section 7 means all intellectual property and proprietary rights in any jurisdiction throughout the world, including, Confidential Information, trade secrets, ideas, inventions, know-how, patents, trademarks, trade names, trade dress, copyrights, wherever and whenever arising.

(b)
Executive acknowledges and agrees that Company shall solely and exclusively own all right, title and interest, throughout the world, in and to all discoveries,

inventions, ideas, innovations, improvements, works, research and other developments and any disclosures (including patent applications), descriptions, flow charts, notebooks, records,

computer code and other work product relating to any of the foregoing, whether or not patentable, copyrightable or protectable as trade secrets and whether or not reduced to writing or other tangible form (collectively, “Inventions”) that Executive makes, conceives, first reduces to practice or creates, either alone or jointly with others, during Executive’s employment with Company that relate to Company equipment, designs, devices, instruments, techniques, formulae, processes, or methods (collectively, the “Company Inventions”), and, in each case,

together with all Proprietary Rights associated therewith. To the extent Company Inventions are not owned by Company as a “work made for hire” by operation of law pursuant to the United States Copyright Act (17 U.S.C. § 101, et seq.) or otherwise are not owned by Company by virtue of its status as Executive’s employer, including, without limitation, any ideas, inventions, improvements, uncopyrightable works or Confidential Information, Executive hereby assigns,

transfers and conveys, all of Executive’s right, title, and interest, throughout the world, in and to such Company Inventions, including all Proprietary Rights associated therewith, without further consideration. In addition to the foregoing, Executive waives all moral rights in any and all works that are protectable by copyright. Executive acknowledges that this Agreement will not be deemed to assign any Invention that does not (a) relate to Company’s business or actual or demonstrably anticipated research or development or (b) result from any work performed by Executive for Company or training received by Executive from Company.

(c)
Executive agrees to assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights in any country relating to any Company Inventions which Executive has invented or been involved in developing for Company under the terms of this Agreement. To that end, Executive agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing,

sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive agrees to execute, verify and deliver assignments of such Proprietary Rights to

Company or its designee. Executive’s obligation to assist Company with respect to Proprietary Rights in any and all countries relating to Company Inventions shall continue beyond the termination of this Agreement for any reason.

(d)
In the event Company is unable for any reason, after reasonable effort, to obtain Executive’s full cooperation and secure Executive’s signature on any document needed in connection with the actions specified in this Section 7, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for his and on his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Executive.

Executive hereby waives and quit claims to Company any and all claims, of any nature whatsoever, which he now or may hereafter have for infringement of any Proprietary Rights assigned or to be assigned hereunder to Company.

(e)
If any Invention or Proprietary Rights relating in any manner to the actual or anticipated business of Company are used or disclosed by Executive to any company,

partnership, organization, association, municipality, person, or other entity, within 12 months after the Termination Date, it shall be conclusively presumed that such Invention and/or

Proprietary Rights were conceived or resulted from developments made during the term of this Agreement, and Executive agrees that any Invention and Proprietary Rights shall belong to Company. Executive further agrees that any copyright, trademark, or patent application filed by Executive within 12 months after the Termination Date related to any modification by Executive of or to existing Company equipment, devices, instruments, techniques, processes, or methods, as well as any discovery or improvement of Company equipment, designs, devices, instruments, techniques, formulae, processes, or methods, shall be conclusively presumed to relate to Company Inventions created or made by Executive during the term of the Agreement.

(f)
To the extent, if any, that, notwithstanding the provisions of this Agreement, Executive owns rights to works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works, or other forms Proprietary Rights that are incorporated in any Invention owed or used by Company, Executive agrees that Company will have an unrestricted, nonexclusive, royalty-free, perpetual, transferable license to make, use, sell, offer for sale, reproduce, display, perform, distribute, create derivative works of and sublicense such Invention in whatever form, and Executive hereby grants such license to Company.

8.
Dispute Resolution.
(a)
In the event a dispute arises between Executive and Company relating to Executive’s employment with Company or the terms, conditions, or obligations set forth in any agreement between Executive and Company, including (but not limited to) this Agreement, except for matters involving an alleged breach of the provisions set forth above in Section 6 by Executive for which Company seeks relief in the form of an injunction, which shall not be subject to the mediation or arbitration provisions in this Section 8, Executive and Company agree to engage in discussions in a good-faith effort to resolve any such disputes. Should such good-faith discussions not result in a resolution of the dispute within 30 calendar days, Executive and Company agree to promptly submit the dispute for mediation before a mediator to be selected through JAMS (www.jamsadr.com). If the dispute remains unresolved 60 calendar days after submission of the matter to mediation before JAMS, either Executive or Company may initiate arbitration proceedings as set forth below in Section 8(b).

(b)
Except for actions seeking an injunction enjoining an alleged breach of Section 6 of this Agreement, which shall not be subject to arbitration, subject to the requirements of Section 8(a), in the event Executive’s employment is terminated by Company, and Executive contends that such termination was wrongful or otherwise in violation of this Agreement or any law or that Company violated any express or implied condition, term, or covenant of employment or of this Agreement, whether founded in fact or in law, including but not limited to the covenant of good faith and fair dealing, or otherwise in violation of any of Executive’s rights, Executive and Company agree to submit any such matter, other than claims for injunctive relief, to private, confidential, binding arbitration pursuant to the JAMS Employment Arbitration Rules and Procedures. Pursuant to this Section 8, the following disputes will be submitted to final and binding arbitration before a single neutral arbitrator and not to any court: (i) claims of unlawful harassment or discrimination which cannot be resolved by the Parties or during an investigation by an administrative agency (such as the Equal Employment Opportunity Commission or similar state agency), to the extent allowed by law; (ii) claims of wrongful discharge or termination; and

(iii) state law-based tort and contract claims arising out of employment, termination of employment, or this Agreement. The foregoing is for illustration and example purposes and is not intended to be nor is an exhaustive list of all claims subject to the terms of this Section 8.

(c)
Executive shall initiate the arbitration process by delivering a written request for arbitration to Company within the time limits which would apply to the filing of a civil complaint in Arizona state court. A late request will be void. If Executive and Company are unable to agree upon a single neutral arbitrator within a period of 10 calendar days, Company will obtain a list of arbitrators from JAMS. An arbitrator shall thereafter be selected off of this list using the process of alternate strikes, with Executive having the first strike. The arbitrator shall be bound by the provisions and procedures set forth in the JAMS Employment Arbitration Rules and Procedures. The arbitrator shall determine the prevailing party in the arbitration and (to the extent the arbitrator determines is equitable) may direct that all administrative expenses of arbitration, e.g., arbitrator’s fees, court reporter fees, etc., will be borne by Company. The arbitrator shall have the authority to order any legal and equitable remedy which would be available in a civil or administrative action on the claim(s) at issue. Company shall reimburse Executive for expenses incurred by him in connection with this Section 8 if Executive substantially prevails on any material economic issue; provided that expenses incurred as a result of a frivolous claim shall not be reimbursed hereunder.

(d)
Except for actions seeking an injunction, which shall not be subject to arbitration, arbitration shall be the exclusive means of resolving any dispute(s) arising under or listed in this Agreement or otherwise related to Executive’s employment with Company, and no other action shall be brought in any court or administrative forum for such disputes. However, nothing in this Section 8 shall prevent, prohibit or discourage Executive from filing a charge with, or participating in an investigation by, the National Labor Relations Board (NLRB), the

Equal Employment Opportunity Commission (EEOC), any state or local fair employment practices or civil rights agency or any other administrative agency or governmental body possessing jurisdiction over employment-related claims (although if such a claim is pursued following the exhaustion of such administrative remedies, that claim would be subject to these provisions).

(e)
Except as otherwise required under applicable law, Company and

Executive expressly intend and agree that (i) class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration proceeding pursuant to this Agreement; (ii) Executive will not assert any class action, collective action, or representative action claims against Company in arbitration or otherwise; and (iii) Executive shall only submit Executive’s own individual claims in arbitration and will not seek to represent the interests of any other person.

(f)
If any court of competent jurisdiction declares that any part of this Section 8 of this Agreement pertaining to arbitration of disputes is illegal, invalid, or unenforceable, such a declaration will not affect the legality, validity, or enforceability of the remaining parts of the Agreement, and the illegal, invalid, or unenforceable part will no longer be part of this Agreement in accordance with the provisions set forth in this Agreement in Section 10(e).

(g)
THIS ARBITRATION PROVISION IS A WAIVER OF ALL

RIGHTS TO A CIVIL JURY OR BENCH TRIAL FOR A DISPUTED TERMINATION, STATE LAW-BASED CONTRACT AND TORT CLAIMS, AND/OR A CLAIM FOR UNLAWFUL HARASSMENT OR EMPLOYMENT DISCRIMINATION, TO THE

EXTENT ALLOWED BY LAW.

9.
Compliance with Section 409A.
(a)
General. It is the intention of both Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement are exempt from, or comply with, Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any benefits or rights constitute “nonqualified deferred compensation” under Section 409A, then, notwithstanding anything in this Agreement to the contrary, the nonqualified deferred compensation shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A:

(i)
No Acceleration of Payments. Neither Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to

Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(ii)
Elections. Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code.

(iii)
Distributions on Account of Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is designated under this Agreement as payable upon

Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to

Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

For purposes of this Section 9, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to the deferred compensation.

(b)
Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c)
Taxable Reimbursements and In-Kind Benefits.
(i)
Any reimbursements by Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of Executive’s taxable year immediately following the year in which the expense was incurred.

(ii)
The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(iii)
The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.
(d)
Tax Gross-Ups. Payment of any tax reimbursements under this Agreement must be made by no later than the end of Executive’s taxable year immediately following

Executive’s taxable year in which Executive remits the related taxes.

(e)
Amendments Resulting from Section 409A. If Executive or Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the concerned Party shall promptly advise the other and both Parties shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on Company).

(f)
Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by Company at the time of Executive’s “separation from service” to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” with Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

10.
Miscellaneous.
(a)
Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, by facsimile transmission, or overnight courier service, or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

If to Company:

StandardAero, Inc.,

Attn: General Counsel

6710 N. Scottsdale Rd. Suite 250

Scottsdale, AZ 85253

If to Executive: at the last address that Company has in its personnel records for Executive.

Either Party may alter the address to which notices or communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 10(a) for the giving of notice.

(b)
Waiver. Neither any failure nor any delay on the part of either Party hereto to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

(c)
Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona without regard to the conflicts of laws principles of such state. Except as provided in Section 8 of this Agreement, the Parties agree that any claim, action, complaint, lawsuit, or other dispute arising between the

Parties related to the terms of this Agreement shall be brought and heard in the federal or state courts located in Maricopa County, Arizona, and Company and Executive expressly consent to the exercise of personal jurisdiction over it and him by the Arizona courts.

(d)
Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives,

successors, assigns, attorneys, agents, officers, subsidiaries, and affiliates, except that Executive may not assign or transfer his rights or obligations under this Agreement without the prior written consent of Company.

(e)
Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f)
Entire Agreement. Except as is expressly provided herein, this Agreement (and any other agreements specifically referenced herein) contains the entire understanding between the Parties hereto with respect to the employment of Executive by Company, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, with respect to said employment. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both Parties.

(g)
Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h)
Construction. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the Parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any Party shall be drawn from the fact that one Party has drafted any portion hereof.

(i)
Consultation with Attorney. Executive acknowledges that he was advised by Company to consult with an attorney of his choosing prior to executing this Agreement and that he had an opportunity to consult with an attorney of his choosing prior to executing this Agreement.

(j)
Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the Parties reflected hereon as the signatories. Original signatures transmitted via Adobe Acrobat.pdf file format shall be sufficient and binding and be deemed originals.

(k)
Successors and Assigns. This Agreement shall be binding on the Parties’ respective successors, heirs, and assigns. Company agrees that, in connection with any transaction involving a change in control of Company, Company will require as a condition to that transaction that any purchaser or acquiror of Company acknowledge and agree to its obligation to assume this Agreement in its capacity as a successor to Company. Company may assign its rights and obligations under this Agreement to any subsidiary of Company, and payments hereunder may be made by any subsidiary of Company.

(l)
Attorneys’ Fees and Costs. Upon presentation of appropriate

documentation, Company shall pay or reimburse Executive for his reasonable legal fees incurred with the negotiation and drafting of this Agreement, up to a maximum of $50,000, which will be paid within 30 days following the date of this Agreement. In the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach hereof, Executive shall be entitled to recover his reasonable attorneys’ fees and costs in connection with any court or arbitration proceeding if Executive substantially prevails on any material economic issue in connection therewith; provided that expenses incurred as a result of a frivolous claim shall not be reimbursed hereunder.

(m)
Survival. The provisions in this Agreement that contemplate obligations on Executive’s part after his employment with Company ends, for whatever reason, shall survive the cessation of Executive’s employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

StandardAero, Inc.

By: /s/ Michael L. Kaplan Name: Michael L. Kaplan

Title: Chief Legal Officer

EXECUTIVE

By: /s/ Paul McElhinney Paul McElhinney

[Signature Page to Employment Agreement]

EXHIBIT A

Release Agreement

This Release Agreement (“Agreement”) is made by and between Paul McElhinney (“Executive”) and StandardAero, Inc. (together with any successor(s) thereto and any subsidiary that employs Executive (as applicable), the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Executive Employment Agreement, effective as of June 1, 2026 (as amended and/or restated, the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective , 20 , the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with this Agreement, Executive’s ownership of vested equity securities of the Company or one of its affiliates, Executive’s vested rights to acquire equity securities of the Company or any of its affiliates, Executive’s right to vested benefits under any employee benefit plan of the Company or one of its affiliates, or Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law or coverage under any directors’ and officers’ liability insurance policy (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 5[ ]1 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.
Severance Payments and Benefits; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 5[ ] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive the Accrued Benefits, subject to and in accordance with the terms thereof.
2.
Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates (including, without limitation, The Carlyle Group and their respective affiliated entities), and any of its or their respective current and former officers, directors, equityholders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns, each in their capacity as such, (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s controlled affiliated companies or entities and any of their controlled respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any

1 NTD: Section references to be updated based on the type of termination.

claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)
any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)
any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any equity interests of the Company or any of its affiliates;

(c)
any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
(d)
any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(e)
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Arizona Employment Protection Act (AEPA); the Arizona Civil Rights Act (ACRA); the Arizona Payment of Wages Law; the Arizona Equal Wages Law; the Arizona Occupational Safety and Health Law; the Arizona Jury Duty Leave Law; the Arizona Right-to-Work Law; the Arizona Drug Testing of Employees Law; and the Arizona Medical Marijuana Act2;
(f)
any and all claims for violation of the federal or any state constitution;
(g)
any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(h)
any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and
(i)
any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal

2 Subject to change based on work location at the time of termination.

administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of the Employment Agreement with respect to payment of the Accrued Benefits.

3.
Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has [21/45] days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company Group; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the [21/45] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
4.
Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
5.
No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.
6.
Dispute Resolution; Notice; Governing Law; Counterparts. This Agreement shall be subject to the provisions of Sections 8, 10(a), 10(c) and 10(j) of the Employment Agreement, which are hereby incorporated by reference herein, mutatis mutandis.
7.
Effective Date. Executive has seven days after Executive has signed this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date.
8.
Protected Disclosures. Nothing in this Agreement, the Employment Agreement, or any other agreement between Executive and the Company or any of its subsidiaries in effect as of the date Executive receives this Agreement (together, the “Subject Documents”) shall prevent Executive from (a) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and

Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, provided, however, to the fullest extent provided by law, Executive acknowledges and agrees that Executive is waiving any right to recover monetary damages and other relief in connection therewith (but not the right to recover a whistleblower award, which Executive retains), (b) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive has reason to believe is unlawful. In addition, Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

9.
Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees, except as otherwise provided in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

10.
Prior Claims. Other than for the matters set forth on Annex A, the Board and executive officers of the Company (excluding Executive) are unaware of any claims by the Company against Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:

Paul McElhinney

COMPANY

StandardAero, Inc.

Dated: By: Name:

Title: